Exhibit 10.17

MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT (the “Agreement”) is effective as of May 1, 2019 (the “Effective Date”) by and between PPD DEVELOPMENT, L.P., a Delaware limited partnership, with its principal executive offices located at 929 North Front Street, Wilmington, North Carolina (“PPD”) and inRegen, a Cayman Islands exempted company with its principal executive offices located at 10 Market St., #688 Camana Bay, Grand Cayman KY1-9006 Cayman Islands (“Sponsor”).

WHEREAS, Sponsor is engaged in the development, manufacture, distribution and sale of pharmaceutical products; and

WHEREAS, PPD is a clinical research organization engaged in the business of managing clinical research programs and providing clinical development and other related services; and

WHEREAS, Sponsor may wish to retain the services of PPD from time to time to perform clinical development services in connection with certain clinical research programs Sponsor is conducting (individually, a “Project”), in which case the terms and conditions for each such Project shall be set forth in a project addendum to be attached to this Agreement and incorporated herein by reference (individually, a “Project Addendum” and collectively, the “Project Addenda”); and

WHEREAS, PPD is willing to provide such services to Sponsor in accordance with the terms and conditions of this Agreement and the attached Project Addenda.

NOW, THEREFORE, for good and valuable consideration contained herein, the exchange, receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.	SERVICES.

1.1 Services to be Provided by PPD. PPD hereby agrees to provide to Sponsor the services identified and described in the Services section of each Project Addendum attached to this Agreement (the “Services”). PPD shall perform the Services for each Project set forth in the applicable Project Addendum in compliance with (i) the protocol for the Project (“Protocol”), which may be attached to and made a part of the applicable Project Addendum, as amended or updated from time to time, (ii) the terms and conditions of this Agreement, (iii) the terms and conditions of the applicable Project Addendum, (iv) PPD’s standard operating procedures (“SOPs”), which will be available for Sponsor’s review upon written request, and (v) all applicable laws, rules and regulations. Sponsor agrees that PPD is responsible only for those Services set forth on a properly executed Project Addendum.

1.2 Project Addendum. In the event that the parties hereto shall reach agreement with respect to the provision of Services for a Project, PPD, or a PPD Affiliate, and Sponsor, or an affiliate of Sponsor, shall execute a Project Addendum evidencing such Services. Each Project Addendum shall be attached to this Agreement and incorporated into and made a part of this Agreement by reference, and each such Project Addendum and this Agreement shall constitute the entire agreement for the applicable Project. To the extent any terms set forth in a Project Addendum conflict with the terms set forth in this Agreement, the terms of the Project Addendum shall control.

1.3 Sponsor Cooperation. Sponsor will, and will cause its affiliates and their respective representatives, agents, employees and contractors (collectively referred to as “Sponsor’s Representatives”) to, cooperate with PPD and its Affiliates in providing accurate and up to date information, taking action and executing documents, as appropriate, to perform the Services or regulatory obligations delegated to PPD under a Project Addendum or achieve the objectives of this Agreement and any Project Addendum executed under this Agreement. Sponsor acknowledges and agrees that PPD’s performance under this Agreement is dependent on Sponsor’s and Sponsor’s Representatives’ timely and effective cooperation with PPD and its Affiliates. Accordingly, Sponsor acknowledges that any delay by

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Sponsor or Sponsor’s Representatives may result in PPD being released from an obligation or schedule deadline or in Sponsor having to pay extra fees in order for PPD to meet a specific obligation or deadline despite the delay. In the event of any such delays, the study timelines will be revised accordingly.

1.4 Compliance with Law. Sponsor shall comply with all Applicable Laws in its performance of its obligations under, and subject matter of, this Agreement. PPD will comply with all Applicable Laws in the performance of the Services and its obligations under this Agreement

1.5 Operating Guideline, Safety Plan or Safety and Medical Management Plan. Notwithstanding anything to the contrary herein, in the event PPD and Sponsor agree upon operating guidelines, safety plans or safety and medical management plans (each shall be referred as a “Project- Specific Plan”), the parties shall comply with the terms and conditions of any such Project-Specific Plan. In the event of any conflict between the terms and conditions of a Project-Specific Plan and the relevant Project Addendum, the terms and conditions of the Project-Specific Plan shall control. Sponsor shall be responsible for any additional costs associated with compliance with the Project-Specific Plan, which will be captured in Contract Modification to the relevant Project Addendum.

1.6 Patient Enrollment. The parties agree that enrollment numbers are good faith estimates and that various factors outside of PPD’s control can affect the rate of enrollment. PPD shall exercise all reasonable efforts to meet such enrollment estimates but cannot guarantee that enrollment numbers or enrollment timelines will be met.

1.7 Final Protocol. PPD shall not be liable or responsible for the final review, approval, adoption, and content of the Protocol, and, accordingly, Sponsor shall be solely liable and responsible in this regard.

1.8 Definitions. “Affiliate” means an entity which that controls, is controlled by or is under common control with a party or, with respect to PPD, PPD’s parent company Pharmaceutical Product Development, LLC. “Applicable Laws” means any applicable federal, national (U.S. or foreign), supranational, state, provincial, territorial, local, municipal, regulatory, self-regulatory or similar statute, constitution, resolution, law, ordinance, regulation, rule or code, administrative order or requirement, judgment, decree or other restriction enacted, adopted, issued, implemented or promulgated or otherwise put into effect by or under the authority of any governmental entity or common law.

2.	COMPENSATION AND PAYMENT.

2.1 Charges for Services. Sponsor shall pay PPD for all Services performed under this Agreement and any Project Addendum (“Direct Fees”) in accordance with the rates for such Services set forth in such Project Addendum, CNF or Contract Modification thereto. Upon signature of a Project Addendum, PPD shall invoice Sponsor an initial amount equal to twelve percent (12%) of the total Direct Fees budget for that Project. Each Project Addendum will detail the payment schedule, inclusive of said advance, through which PPD shall be compensated for Services performed.

2.2 Charges for Pass Through Costs. Sponsor shall also reimburse PPD for all out-of-pocket expenses incurred in connection with the performance of the Services with respect to a Project, including, without limitation, investigator grants and fees, travel expenses, shipping and postage costs, copying and printing fees, copyright fees, third party drug storage and distribution fees, required Institutional Review Board or similar board or committee fees, and other “pass through” expenses, each as set forth in the Project Addendum or pre-approved in writing by Sponsor and incurred in connection with performing the Services (collectively, the “Pass Through Costs”). Upon signature of a Project Addendum, PPD shall invoice Sponsor a mutually pre-agreed initial amount of the total estimated Pass Through Costs, exclusive of investigator fees, which are addressed separately in Section 2.3 below. This initial payment will be used to offset PPD’s payment of Pass Through Costs on Sponsor’s behalf. After this initial payment, PPD will invoice Sponsor monthly in arrears reflecting all actual Pass Through Costs incurred by PPD.

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Where PPD incurs Pass Through Costs in a currency other than the currency as stated in the contract (“Contract Currency”), PPD shall, for Sponsor invoicing and payment purposes, convert such costs to the Contract Currency based on an average exchange rate between the local currency and the Contract Currency for the month in which such costs were incurred. This average exchange rate will be based on the monthly average of the daily exchange rates as published in the Wall Street Journal.

2.3 Charges for Investigator Fees. At the beginning of each study Sponsor shall advance PPD a pre-agreed amount of the total investigator fee budget for the sole purpose of paying investigator fees. PPD will then invoice Sponsor monthly for reimbursement for all payments made to investigators during the invoice period using funds received in the advance payment, and Sponsor agrees to pay such invoices in accordance with the terms of this Section 2. For Sponsor invoicing and payment purposes, PPD shall convert all investigator fees that are to be paid in a currency other than the Contract Currency to the Contract Currency based on the average exchange rate between the currencies for the month prior to the month the invoice is raised. PPD shall have no obligation to pay vendor costs, or investigator payments to any vendor or investigator site for conduct of services related to a Project until PPD has received payment of such Pass-Through Costs from Sponsor. Notwithstanding anything to the contrary contained herein, Sponsor acknowledges and agrees that certain vendor contracts, including without limitation, contracts for investigator meetings, comparator drug purchase and patient recruitment services, must be advanced and paid up front by Sponsor.

2.4 Payment Terms. Sponsor shall pay (meaning PPD shall receive cleared funds into its account(s)) each invoice within forty-five (45) days of receipt of said invoice. In the event Sponsor disputes an invoice, or any portion of an invoice, such a dispute should be made, in writing (e-mail is sufficient) within forty-five (45) days of receipt of said invoice, together with documentation supporting Sponsor’s dispute. Notwithstanding the foregoing, all undisputed invoices and all undisputed portions of any invoice shall continue to be payable forty-five (45) days from receipt of said invoice. PPD and Sponsor shall use commercially reasonable efforts to resolve the dispute in good faith and as expeditiously as reasonably possible. Upon resolution of any such dispute, Sponsor shall make the agreed upon payment within fifteen (15) days of such resolution. If payment is not received within the timeframes set forth in this Section 2.4, in addition to any other rights and remedies available to PPD, such amounts shall be considered late and will be subject to interest at the rate of one per cent (1.0%) per month (or the maximum amount permitted by applicable law if less than 1.0% per month) from the due date of the applicable invoice and lasting until the date of actual and full payment of the outstanding amounts. Furthermore, in the event any undisputed amounts remain unpaid for ten (10) business days after Sponsor’s receipt of written notice from PPD of such amount, PPD shall have the right, in its sole discretion, to (i) suspend performance of the Services until PPD receives full payment of all outstanding and undisputed amounts. In no event will PPD have the right to withhold safety reports or patient data from Sponsor.

2.6 Purchase Orders. In the event Sponsor utilizes a purchase ordering system with its suppliers, Sponsor shall provide PPD the applicable purchase order number (“PO”) for the Project on or before the date on which the Project Addendum or any amendment, is executed (whichever is earlier in time). Should Sponsor fail to provide the PO within the above timeframe, PPD may invoice for Services performed and Pass Through Costs incurred. Sponsor will pay such invoices in accordance with the payment terms set forth in this Agreement irrespective of whether the invoice includes the Project PO.

2.7 Payment after Termination. Upon termination of any Project Addendum or this Agreement, Sponsor shall pay PPD: (i) all Direct Fees for all Services performed; (ii) all Pass Through Costs incurred; (iii) any other costs or expenses payable by Sponsor pursuant to the terms of this Agreement or the Project Addendum, including any costs specified for wind down activities; and (iv) all future non-cancelable obligations incurred (where such obligations were created as a result of a Project being authorized by Sponsor). If no sums are outstanding from Sponsor to PPD, any funds held by PPD, determined to be unearned (taking into account any wind down activities), shall be returned to Sponsor within sixty (60) days following completion of the final reconciliation Project budget.

2.9 Pre-Execution Services. In the event Sponsor requests in writing PPD to begin providing the Services for a Project prior to the execution by Sponsor of a Project Addendum, Sponsor agrees that PPD shall be compensated for Services performed pursuant to such written request in accordance with the payment terms contained herein and the PPD Proposal for Services.

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2.10 Taxes. All fees stated in this Agreement or any Project Addendum are exclusive of Value Added Tax (“VAT”) or similar taxes. If any VAT or similar taxes are due, these will be payable by Sponsor in addition to the fees paid to PPD.

2.11 Payments. Unless otherwise set forth in a Project Addendum, all payments to PPD under this Agreement or any Project Addendum shall be made as follows:

payment wired to:	JPMorgan Chase
Acct: 500002360
R/T Number: 021000021 (ACH & Wire)
SWIFT/BIC: CHASUS33
Beneficiary: PPD Development, L.P.

Any changes to the payee information set forth above require a writing signed by PPD’s treasurer or chief financial officer.

3.	TERM AND TERMINATION.

3.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of five (5) years unless extended by mutual written agreement by the parties. Each Project Addendum shall be effective upon the date set forth in such Project Addendum and shall terminate upon (i) the completion of the Services to be provided thereunder, and (ii) PPD’s receipt of all Direct Fees, Pass Through Costs, and any other payments due to PPD related to the Services provided thereunder, unless earlier terminated pursuant to the terms of this Agreement or the Project Addendum, as applicable.

3.2 Early Termination. Any Project Addendum may be terminated without cause by Sponsor upon thirty (30) days prior written notice. PPD or Sponsor may terminate any Project Addendum in the event of the other party’s breach of Agreement or Project Addendum upon thirty (30) days prior written notice, provided that such breach is not cured within such thirty (30) day period.

3.3 Insolvency. Either party hereto may terminate this Agreement or any Project Addendum hereunder immediately upon the occurrence of an “Insolvency Event” with respect to the other party. For purposes of this Agreement, “Insolvency Event” shall mean (1) a party, a party’s parent organisation or any of the party’s subsidiaries shall commence a voluntary proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or ceases to be solvent, or suspends business, or shall fail generally to pay its debts as they become due, or shall take any action to authorize any of the foregoing; (2) an involuntary case or other proceeding shall be commenced against a party, a party’s parent organisation or any of the party’s subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts under bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or (3) an order for relief shall be entered against a party, a party’s parent organisation or any of the party’s subsidiaries under the federal bankruptcy laws now or hereafter in effect.

3.4 Effect of Termination. The termination of this Agreement by either party shall not automatically terminate all Project Addenda, unless otherwise agreed in writing. In the event of termination or expiration of this Agreement, the terms and conditions of this Agreement shall continue to apply to all Project Addenda still in effect after such termination or expiration.

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3.5 Wind Down. Upon the termination of this Agreement or a Project Addendum, PPD shall reasonably cooperate with Sponsor to provide for an orderly wind-down or transfer of the Services provided by PPD hereunder, which, shall include the prompt provision of all data and results belonging to Sponsor of any Project to Sponsor in a mutually acceptable format. Costs associated with such wind-down or transfer activities shall be billed to Sponsor on a time and materials basis, based on the then-current PPD rates.

3.6 Provisions Surviving Termination. The expiration, termination or cancellation of this Agreement will not extinguish the rights of either party that accrue prior to expiration, termination or cancellation or any obligations that extend beyond expiration, termination or cancellation, either by their inherent nature or by their express terms, including, without limitation, the obligations contained in Sections 2 (Compensation and Payment), 3.4 (Effect of Termination), 3.5 (Wind Down), 3.6 (Provisions Surviving Termination), 5 (Confidentiality), 6 (Data Privacy), 7 (Intellectual Property), 8 (Indemnification), 9 (Limitation of Liability), 10 (Insurance) 11.2 (Record Maintenance after Expiration or Termination), 13.2 (Publicity), 13.5 (Notices), 13.6 (Governing Law), 13.7 (Severability), 13.10 (Assignment), 13.11 (Subcontracting), 13.12 (Arbitration), 13.13 (Construction) and 13.18 (Clinical Trial Supply), hereof and herein shall survive termination of this Agreement.

4.	PERSONNEL.

4.1 Project Management. The Services with respect to each Project shall be performed by PPD under the direction of the person identified as the operational lead in the applicable Project Addendum or such other person acceptable to Sponsor as PPD may from time to time designate as the Project Manager, such Sponsor acceptance of the designated Project Manager not to be unreasonably withheld or delayed in all instances.

4.2 Covenant Not to Interfere. During the term of a Project Addendum, neither party will knowingly solicit for employment any employee of the other party who is conducting the Project under that Project Addendum. As used in this section “solicit” means the initiation by a party or its agent of a contact with any of the other party’s then current employees who are conducting the Project under that Project Addendum for the purpose of offering employment to such employees, but shall not include the circumstance where any such employee initiates a contact with the other party for the purpose of obtaining employment whether in response to a general advertisement of employment or where such contact is initiated by a third party who was not instructed to contact such employee by the hiring party.

4.3 Personnel Retention. In the event of delays in the performance of the Project, i.e., after PPD is authorized to commence work, which are beyond the control of PPD or caused by or are the responsibility of Sponsor, and where Sponsor desires for PPD to keep PPD Project personnel assigned to the Project, in addition to any other sums payable to PPD hereunder, Sponsor shall pay a personnel fee calculated on an FTE-day basis rate agreed upon by both parties. Said personnel fees shall be invoiced by PPD on a monthly basis and shall be due and payable by Sponsor within forty-five (45) days of receipt of invoice.

5	CONFIDENTIALITY.

5.1 Sponsor Confidential Information. PPD shall treat all of Sponsor’s information, including information generated by or as a result of the Services or otherwise provided to PPD by or on behalf of Sponsor (“Sponsor Confidential Information”) as the confidential and exclusive property of Sponsor.

5.2 PPD Confidential Information. Sponsor shall treat all information of PPD or any of PPD’s Affiliates including, without limitation, any PPD bids or proposals, standard operating procedures, third party confidential information, personnel information, all PPD Property (as defined below) (“PPD Confidential Information”) as the confidential and exclusive property of PPD. Further, with the exception of Sponsor Confidential Information, any information disclosed, obtained, or observed by Sponsor or any affiliate of Sponsor during an audit of PPD or an Affiliate of PPD, or the facilities of either shall be deemed to be PPD Confidential Information. Sponsor Confidential Information and PPD Confidential Information shall collectively be referred to as “Confidential Information.”

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5.3 Use of Confidential Information. Each party shall use the other’s Confidential Information solely for the purposes contemplated by this Agreement and for no other purpose without the prior written consent of the other party. Neither party shall publish, disseminate or otherwise disclose Confidential Information of the other to any third party without first obtaining the written consent of such other party; provided however that (i) each party may disseminate or otherwise disclose the other’s Confidential Information within its organization to only those Affiliates, employees, agents, representatives and advisors (collectively “Associates”) and Subcontractors who have a need to know; and (ii) PPD may disclose Sponsor’s Confidential Information to investigator sites performing Services in respect of the applicable Project to the extent reasonably required to perform the Services or the Project. Furthermore, each party shall ensure that its Associates and Subcontractors are aware of this Agreement and bound by terms of confidentiality no less stringent than those stated herein. In addition, prior to providing any Confidential Information to a permitted third party other than an Associate, the receiving party will ensure that such third parties are bound to written obligations of confidentiality that are not less stringent than those contained herein. Each Party will remain responsible for the acts or omissions of its Associates and Subcontractors in connection with the Confidential Information.

5.4 Exceptions to Confidential Information. The above provisions of confidentiality shall not apply to that part of disclosing party’s Confidential Information which the receiving party is able to demonstrate by documentary evidence: (i) was in the receiving party’s possession prior to receipt from the disclosing party or is independently developed by or for the receiving party, as shown by the receiving party’s contemporaneous written records; (ii) was in the public domain at the time of receipt from disclosing party; (iii) subsequently becomes a part of the public domain through no fault of the receiving party, its affiliates or its Associates and Subcontractors; or (iv) is lawfully received by the receiving party from a third party having a right of further disclosure.

5.5 Disclosure Required by Law. The receiving party may disclose Confidential Information to the extent required pursuant to any judicial action, order of the court or other governmental agency; provided, however, that the receiving party shall make all reasonable efforts to notify the disclosing party prior to the disclosure of Confidential Information and allow the disclosing party the opportunity to contest and avoid such disclosure, and further provided that the receiving party shall disclose only that portion of such Confidential Information that it is legally required to disclose. To the extent permitted by law the receiving party will request any disclosures made under this section be maintained confidential by the court or agency involved.

5.6 Return of Information. Upon termination or expiration of this Agreement and subject to the terms of Section 11.2 or at the disclosing party’s earlier written request, the receiving party shall return, and shall cause its affiliates and Associates and Subcontractors to return, all documentary, electronic or other tangible forms of Confidential Information provided by the disclosing party including, without limitation, any and all copies thereof, or, at the disclosing party’s request, destroy all or such parts of the disclosing party’s Confidential Information as the disclosing party shall direct. Notwithstanding the foregoing, the receiving party may retain copies of such of the disclosing party’s Confidential Information as is reasonably necessary for regulatory purposes and one copy for legal archival purposes, subject to the ongoing obligations of non- use and confidentiality.

5.7 Remedy. Each party agrees that its obligations hereunder are necessary and reasonable in order to protect the other party and the other party’s business, and expressly agrees that monetary damages would be inadequate to compensate the other party for any breach of the terms of this Agreement or a Project Addendum. Accordingly, each party agrees and acknowledges that any such violation or threatened violation will cause irreparable injury to the other party, and that, in addition to any other remedies that may be available in law, in equity or otherwise, the other party shall be entitled to seek injunctive relief against the threatened breach of this Agreement or a Project Addendum or the continuation of any such breach, without the necessity of proving actual damages.

5.8 Survival. The obligations contained herein shall survive for a period of ten (10) years from the date of the disclosure of the Confidential Information.

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6.	DATA PRIVACY.

6.1 Definitions. “Data Protection and Privacy Laws” means all applicable laws, regulations and regulatory requirement and guidance relating to data protection and privacy globally, including: (a) the U.S. Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) Privacy and Security Rules, 45 C.F.R. Parts 160-164; (b) any other U.S. state or federal laws or regulations governing the privacy or security of personal data; (c) the EU Data Protection Directive 95/46/EC (“the Directive”), superseded by the General Data Protection Regulation (“Regulation”) on 25 May 2018, or any related legislation of any member state in the European Economic Area (“EEA”); or (d) any other law now in force or that may in future come into force governing the Processing of Personal Data applicable to any party to this Agreement, and including those relating to security breaches, identity theft, and unauthorized disclosures of Personal Data. “Personal Data”, “Process/Processing”, “Controller”, “Processor” and “Data Subject” shall have the same meaning as under the Regulation and shall also include these terms, or corresponding terms, as defined under any other Data Protection and Privacy Laws. In particular, “Personal Data” shall also include “personal information”, “health information”, and “protected health information” as defined by Data Protection and Privacy Laws, including HIPAA. “Data Subject” shall also include a “person” or “individual” as defined by Data Protection and Privacy Laws, including an “individual” as defined by HIPAA.

6.2 Compliance. Each party warrants to the other that it will Process Personal Data in compliance with all Data Protection and Privacy Laws, as well as applicable regulatory guidance, including the International Conference on Harmonisation Guideline for Good Clinical Practice (ICH-GCP) and Good Laboratory Practice (GLP).

6.3 Respective Roles of the Parties. Sponsor and PPD acknowledge that Sponsor is the Controller and PPD is the Processor with respect to the Processing of Personal Data on behalf of the Sponsor pursuant to Services provided by PPD under this Agreement. In the event that the Services are performed by any PPD Affiliate then such PPD Affiliate shall be a sub-Processor. Where Sponsor is the Controller, PPD shall Process the Personal Data only in accordance with instructions from Sponsor, unless restricted in doing so by a law to which PPD is subject. In such case, PPD shall inform the Sponsor of this legal restriction before the Processing begins, unless prevented from doing so by law. (The instructions referred to in this paragraph may be specific instructions or instructions of a general nature as set out in this Agreement, a Project Addendum, Protocol, SOP or Project-Specific Plan or as otherwise documented by Sponsor to PPD during the term of this Agreement).

6.4 Representative. If Sponsor needs to appoint a representative to comply with Data Protection and Privacy Laws in any EU Member State pursuant to Article 4 of the Directive or Article 27 of the Regulation, and PPD is willing to provide such services to Sponsor, Sponsor and PPD may enter into a mutually acceptable agreement for such representative purposes. Unless and until such an agreement is entered into, PPD shall not be deemed to be a representative under any Data Protection and Privacy Laws.

6.5 Data Processing Obligations. PPD shall implement appropriate technical and organisational measures to protect Personal Data as required by ICH-GCP and/or GLP and Data Protection and Privacy Laws, and in particular shall implement measures to assist Sponsor in meeting its information security obligations under Articles 32 to 36 of the Regulation. PPD shall in particular ensure that persons authorized to Process Personal Data have committed themselves to confidentiality or are under an appropriate statutory obligation of confidentiality. PPD shall make available to Sponsor all information necessary to demonstrate compliance with its data protection obligations pursuant to this Agreement and any Project Addendum and contribute to audits conducted by Sponsor or another auditor mandated by Sponsor, subject to the provisions of Section 11.3 of this Agreement regarding audits.

6.6 Privacy and Security Incidents. If PPD becomes aware of any unauthorized access, acquisition, use, disclosure, loss, destruction, or alteration of Personal Data resulting in a compromise of the confidentiality, integrity, or availability of the Personal Data, and a risk of harm to the Data Subjects (“Security Breach”), then it shall notify Sponsor without undue delay, and in any event within two (2)

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business days, and, if requested, assist Sponsor in meeting its obligations to notify Data Subjects, regulatory authorities or other required parties. Such required notifications shall be at Sponsor’s sole cost and expense, except to the extent PPD or its Associate or Subcontractor was responsible for such Security Breach.

6.7 Data Protection Requests. PPD shall promptly notify Sponsor in writing if, in the context of the Services, it receives any communication from a Data Subject (in particular where the Data Subject wishes to exercise their data protection rights), a privacy supervisory authority or other regulatory authority in each case in respect of data protection, and provide Sponsor with cooperation and assistance in relation to any such communication. PPD shall be entitled to charge Sponsor for such assistance at a mutually agreed upon hourly rate, unless the communication relates to a breach or violation by PPD or a PPD Affiliate of its obligations under this Section 6. However, PPD and Sponsor recognize that any fees charged to the requesting party must comply with Data Protection and Privacy Laws.

6.8 Processors and Data Transfers. In providing Services, it may be necessary to sub-contract certain Personal Data Processing tasks to one or more third party sub-Processors. An up-to-date list of appointed sub-Processors is available from the Sponsor’s PPD business contact. It may also be necessary to transfer Personal Data to PPD Affiliates based outside the EEA (member states of the European Union plus, Norway, Iceland & Liechtenstein) and Switzerland or sub-contract certain tasks to one or more third party sub-Processors, including cloud-based service providers, whose servers may be located outside the EEA and Switzerland. Transfers of Personal Data to PPD Affiliates and sub-Processors outside the EEA and Switzerland shall be variously protected by EU Standard Contractual Clauses “Controller to Processor” 2010, or otherwise proceed on the basis of Data Subject consent. For the avoidance of doubt, Sponsor consents to the transfer of Personal Data to PPD’s Affiliates and sub-Processors, including those outside the EEA and Switzerland using the above transfer mechanisms, where such transfers are necessary to perform the Services in accordance with this Agreement, any Project Addendum, Protocol, SOP or Project- Specific Plan.

6.9 Termination Obligations. On any termination or expiry of this Agreement or when instructed by Sponsor in writing, PPD shall cease all operations on Personal Data and shall promptly, at Sponsor’s direction, cost and expense, return and/or irretrievably delete all Personal Data Processed by PPD under this Agreement and in a format agreed by the Parties and instruct its subcontractors to do the same. Should PPD be prevented by its national law or local regulator from destroying or returning all or part of such data, the data shall be kept confidential and not be actively processed for any purpose, and shall be deleted promptly upon the expiration or such legal or regulatory obligation.

7.	INTELLECTUAL PROPERTY.

7.1 No License. Neither anything contained herein, nor the delivery of any information to a party hereto, shall be deemed to grant the receiving party any right or license under any patent or patent application or to any know-how, technology or invention of the disclosing party.

7.2 Sponsor Property. Subject to Section 7.3 below, PPD hereby assigns to Sponsor all rights PPD, PPD Affiliates or its Associates and Subcontractors may have in any invention, technology, know- how or other intellectual property relating to the drug or therapeutic product, which is the subject of the Project, or Protocol and which is either: (i) the result of PPD’s provision of the Services and is contracted as part of the Services; (ii) incorporates, references, requires the use of, or is a derivative work of Sponsor’s Confidential Information; or (ii) specifically set forth as a deliverable under a Project Addendum (“Sponsor Property”). PPD shall assist Sponsor, at Sponsor’s sole cost and expense, in obtaining or extending protection therefor. PPD warrants that it has and will continue to have agreements with its Associates and Subcontractors to effect the terms of this Section 7.2.

7.3 PPD Property. PPD and PPD Affiliates possess, and in the future may possess certain processes, technology, know-how, methodologies trade secrets, improvements, and other intellectual property, which has been independently developed without the benefit of any information provided by Sponsor or in connection with the Services, does not incorporate, require the use of, or constitute derivative

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works of any Sponsor Confidential Information (collectively, “PPD Inventions”). Sponsor and PPD agree that (i) any PPD Inventions; (ii) any literature reviews and analyses based on publicly available databases conducted by PPD in the performing the Services; and (iii) revisions, improvements, upgrades, or enhancements to each of (i)-(ii) set forth in this section (collectively, “PPD Property”) shall, in each case, be the sole and exclusive property of PPD. PPD hereby grants to Sponsor a non-exclusive, royalty-free, worldwide, irrevocable (except in the event Sponsor breaches its licensing obligations herein), nontransferable (except in connection with the transfer of the product to which the Services or deliverable relate, and in no event to a competitor of PPD), sublicensable (except to a competitor of PPD), perpetual license to use and exploit any PPD Property that is incorporated in any deliverable or other material provided by PPD pursuant to this Agreement, but only to the extent necessary for Sponsor to use of the deliverables or the Services. In the event that Sponsor transfers its license or sublicenses as permitted in this Section 7.3, Sponsor agrees that it will (i) first have written confidentiality agreements in place with such third party in accordance with Section 5 above, (ii) have such third parties bound to licensing obligations that are no less stringent than the terms of this Section 7.3, with no further right to sublicense, and (iii) remain liable and responsible to PPD for any third party’s breach of the confidentiality and licensing terms required herein.

7.4 Third Party Materials. In the event any Third Party Materials (as hereinafter defined) are used by PPD or its Affiliates to perform the Services, Sponsor acknowledges and agrees that any such Third Party Materials are the sole and exclusive property of the applicable third party providing such Third Party Materials. Sponsor shall obtain no right, title or interest in any Third Party Materials except as expressly provided herein. To the extent that a deliverable contains any Third Party Materials, PPD shall secure for Sponsor a fully paid up, royalty-free, non-exclusive license (PPD will use commercially reasonable efforts to secure a license that is sublicensable and transferable in connection with any license or transfer of the drug product to which the Services Relate) to use such Third Party Materials solely to the extent necessary to use such deliverable, provided that in no event may Sponsor use, offer, sell, commercialize or otherwise dispose of such Third Party Materials separate from such deliverable or on a stand-alone basis. “Third Party Materials” means any data or other materials obtained by PPD or its Associates and Subcontractors from third parties or proprietary databases maintained by third parties, scales, or copies of published articles.

8.	INDEMNIFICATION.

8.1 Sponsor Indemnity. Sponsor shall indemnify, defend, and hold harmless PPD and its Associates (“PPD Indemnitees”) from and against any and all damages, liabilities, losses, fines, penalties, settlement amounts, costs and expenses of any kind or nature whatsoever, including, without limitation, reasonable attorneys’ fees, expert witness fees, court costs, and amounts (collectively, “Losses”) incurred by PPD Indemnitees as a result of any third party claim, demand, action, proceeding, investigation or hearing (collectively, a “Claim”) to the extent arising from this Agreement or any Services provided by PPD Indemnitees hereunder, including but not limited to, Project related services provided by PPD at the request of Sponsor yet prior to finalization of the relevant Project Addendum; provided however, that Sponsor shall have no obligation of indemnity hereunder with respect to any Claim to the extent such Claim arises from the negligence, intentional misconduct or breach of this Agreement on the part of PPD or its Associates.

8.2 PPD Indemnity. PPD shall indemnify, defend and hold harmless Sponsor and its Associates (“Sponsor Indemnitees”) from and against any and all Losses incurred by Sponsor Indemnitees as a result of any Claim to the extent arising from the negligence, intentional misconduct, or breach of Agreement of PPD, PPD Affiliates or its Associates; provided however, that PPD shall have no obligation of indemnity hereunder with respect to any Claim which arose from the negligence, intentional misconduct or material breach of this Agreement on the part of Sponsor or its Associates.

8.3 Indemnification Procedure. Each indemnified party shall give the indemnifying party prompt notice of any Claim for which indemnification is sought hereunder. The indemnifying party shall have the right to control the defense and settlement of a Claim, at its sole expense, provided the indemnifying party shall act reasonably and in good faith with respect to all matters relating to the settlement or disposition of the Claim, and the indemnified party shall reasonably cooperate in the investigation,

PPD PROPRIETARY AND CONFIDENTIAL

defense and settlement of such Claim at the indemnifying party’s expense. Neither party will enter into any settlement agreement that attributes fault or negligence to the other party, requires any payment by the other party, or restricts the future actions or activities of the other party, without the other party’s prior written consent, which shall not be unreasonably withheld. Any indemnified party shall have the right to participate in, but not control, the defense and settlement of a Claim and to employ separate legal counsel of its own choice; provided, however, that such employment shall be at the indemnified party’s own expense, unless the indemnifying party has failed to assume the defense and employ counsel (in which case the indemnified party shall control the defense and settlement of such Claim).

9.	LIMITATION OF LIABILITY.

9.1 EXCEPT FOR LIABILITY ARISING FROM A PARTY’S BREACH OF SECTIONS 5, OR 6 OR A PARTY’S OBLIGATION OF INDEMNIFICATION UNDER SECTION 8, NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT (OR THE TERMINATION HEREOF) OR ANY PROJECT ADDENDUM, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS OR ANTICIPATED SALES, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.2 TO THE FULLEST EXTENT PERMITTED BY LAW, AND EXCEPT FOR PPD’S LIABILITY FOR: (I) ITS BREACH OF SECTIONS 5 OR 6; (II) ITS INDEMNIFICATION OBLIGATIONS UNDER SECTION 8.2; OR (III) GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD, THE TOTAL LIABILITY, IN THE AGGREGATE, OF PPD, PPD ASSOCIATES, AND ANY OF THEM, TO SPONSOR AND ANYONE CLAIMING BY OR THROUGH SPONSOR, FOR ANY AND ALL CLAIMS, LOSSES, COSTS OR DAMAGES, INCLUDING WITHOUT LIMITATION, ATTORNEYS’ FEES AND COSTS AND EXPERT-WITNESS FEES AND COSTS OF ANY NATURE WHATSOEVER OR CLAIMS EXPENSES RESULTING FROM OR IN ANY WAY RELATED TO THIS AGREEMENT OR ANY PROJECT ADDENDUM FROM ANY CAUSE OR CAUSES SHALL NOT EXCEED ONE MILLION U.S. DOLLARS ($1,000,000) OR THREE TIMES THE TOTAL DIRECT FEES, WHICHEVER IS GREATER, RECEIVED BY PPD UNDER THE APPLICABLE PROJECT ADDENDUM, WHICH IS THE SUBJECT OF THE CLAIM.

9.3 TO THE FULLEST EXTENT PERMITTED BY LAW, THE TOTAL LIABILITY, IN THE AGGREGATE, OF EACH PARTY, ITS ASSOCIATES, AND ANY OF THEM, TO THE OTHER PARTY AND ANYONE CLAIMING BY OR THROUGH THE OTHER PARTY, FOR ANY AND ALL SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES UNDER SECTION 9.1 ABOVE, AND RESULTING FROM ITS BREACH OF SECTIONS 5 OR 6 SHALL NOT EXCEED (I) EIGHT MILLION U.S. DOLLARS ($8,000,000) IF THE DIRECT FEES PAYABLE UNDER THE PROJECT ADDENDUM GIVING RISE TO THE BREACH TOTAL TWO MILLION U.S. DOLLARS ($2,000,000) OR LESS, OR (II) FOUR TIMES (4X) THE TOTAL DIRECTS FEES PAYABLE UNDER THE PROJECT ADDENDUM OR TWENTY- FIVE MILLION U.S. DOLLARS ($25,000,000), WHICHEVER IS LESS, WHERE SUCH DIRECT FEES ARE GREATER THAN TWO MILLION US DOLLARS ($2,000,000).

9.4 TO THE FULLEST EXTENT PERMITTED BY LAW, THE TOTAL LIABILITY, IN THE AGGREGATE, OF PPD, PPD ASSOCIATES, AND ANY OF THEM, TO SPONSOR AND ANYONE CLAIMING BY OR THROUGH SPONSOR, FOR ANY AND ALL CLAIMS, LOSSES, COSTS OR DAMAGES, INCLUDING WITHOUT LIMITATION, ATTORNEYS’ FEES AND COSTS AND EXPERT- WITNESS FEES AND COSTS OF ANY NATURE WHATSOEVER OR CLAIMS EXPENSES RESULTING FROM ITS GROSS NEGLIGENCE SHALL NOT EXCEED (I) EIGHT MILLION U.S. DOLLARS ($8,000,000) IF THE DIRECT FEES PAYABLE UNDER THE PROJECT ADDENDUM GIVING RISE TO THE BREACH TOTAL TWO MILLION U.S. DOLLARS ($2,000,000) OR LESS, OR (II) FOUR TIMES (4X) THE TOTAL DIRECTS FEES PAYABLE UNDER THE PROJECT ADDENDUM OR TWENTY-FIVE MILLION U.S. DOLLARS ($25,000,000), WHICHEVER IS LESS, WHERE SUCH DIRECT FEES ARE GREATER THAN TWO MILLION US DOLLARS ($2,000,000).

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10.	INSURANCE.

10.1 Sponsor and PPD will each undertake to purchase and maintain insurance of such types and amounts reasonably adequate to cover any liabilities arising out of its obligations hereunder. Sponsor further undertakes to purchase and maintain insurance of such types and amounts and coverage reasonably adequate (including but not limited to that required by law) to cover any liabilities arising in relation to all clinical trials contracted to PPD pursuant to this Agreement. The following sets forth the minimum thresholds of insurance each party will maintain:

10.2 PPD Insurance. PPD shall, at its own cost and expense, obtain and thereafter maintain in full force and effect and with properly licensed and financially secure insurers (AM Best rating of A-VII in the United States and reasonably equivalent in countries outside the United States) the following insurance during the term of this Agreement and for a period of not less than three (3) years following termination of this Agreement:

(i)	Worker’s Compensation. In amounts as required by applicable law;

(ii)	Automobile Liability Insurance. One Million US Dollars ($1,000,000) per occurrence covering all owned, leased and hired vehicles;

(iii)	General Commercial Liability Insurance. One Million US Dollars ($1,000,000) per occurrence and Three Million US Dollars ($3,000,000) in the annual aggregate; and

(iv)	Professional Liability Insurance. Five Million US Dollars ($5,000,000) per occurrence and Five Million US Dollars ($5,000,000) in the annual aggregate.

10.3 Sponsor Insurance. Sponsor shall, at its own cost and expense, obtain and thereafter maintain in full force and effect, and with properly licensed and financially secure insurers (AM Best rating of A-VII in the United States and reasonably equivalent in countries outside the United States) the following insurance during the term of this Agreement and for a period of not less than three (3) years following termination of this Agreement:

(i)	Worker’s Compensation. In amounts as required by applicable law;

(ii)	General Commercial Liability Insurance. One Million US Dollars ($1,000,000) per occurrence and Three Million US Dollars ($3,000,000) in the annual aggregate;

(iii)

Products Liability Insurance, including coverage for bodily injury suffered in the context of a clinical trial, with a minimum limit of Ten Million US Dollars ($10,000,000) per occurrence and Ten Million US Dollars ($10,000,000) in the annual aggregate; and

(iv)	Clinical Trials Insurance. In amounts as required by applicable law.

10.4 Sponsor and PPD will each undertake, upon request, to provide the other party a certificate (or certificates) of insurance setting forth the liability limits, exclusions and deductibles of the insurance such party is required to carry pursuant to this Agreement. Each party shall obtain the prior written consent of the other party before implementing any material change or cancellation of the insurance coverage agreed upon herein. Neither party will make any material changes to coverage thresholds that bring such party’s required coverage below the minimum requirements stated in this Agreement. Unapproved reductions in any coverage threshold is a breach of this Agreement and at the non-breaching party’s option, can result in termination of this Agreement.

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11.	RECORD STORAGE, AUDITS, AND INSPECTIONS.

11.1 Record Maintenance during Project. During the term of the applicable Project Addendum, PPD shall maintain all materials and all other data obtained or generated by PPD in the course of providing the Services thereunder, including all computerized records and files.

11.2 Record Maintenance after Expiration or Termination. Subject to the terms of this Section 11.2, upon the expiration or termination of the applicable Project Addendum, the continued retention of all materials and data directly relating to the Protocol and/or applicable drug product and obtained or generated by PPD in the course of providing the Services under the applicable Project Addendum (collectively, the “Records”) is the Sponsor’s responsibility. Upon completion of Sponsor’s payment obligations hereunder, PPD shall (at Sponsor’s risk, cost and expense), deliver the Records to Sponsor at its offices identified herein in such form as is then currently in the possession of PPD. Notwithstanding the foregoing, PPD shall be entitled at its expense to retain copies of the Records reasonably necessary for regulatory and business purposes and in accordance with PPD’s corporate records retention schedule, all subject to the confidentiality obligations set forth in Section 5 above. Upon the expiration of PPD’s retention period, PPD may dispose of all such copies; provided however that, prior to any such disposal, PPD shall provide Sponsor with ninety (90) days written notice and shall offer Sponsor, at Sponsor’s risk, cost and expense, the opportunity to request that PPD deliver such copies to Sponsor.

11.3 Sponsor conducted Services Audits. During the term of the applicable Project Addendum, at mutually agreeable dates and times and upon reasonable prior written notice to PPD, representatives of Sponsor (who shall not be competitors of PPD) shall be permitted to review, on site at PPD’s facilities, all documents, information, data and materials in the possession of PPD directly relating to the applicable Project conducted hereunder for the sole purpose of determining the compliance of the Services with the: (i) standard of performance and specifications set forth in the applicable Project Addendum; and (ii) applicable laws, regulations, guidelines and rules governing the Services. PPD and Sponsor agree to one (1) no-cost Services audit per year, to include no more than three (3) days on-site at PPD’s facilities. In instances where an audit is deemed necessary by Sponsor due to a significant quality concern or investigation (For Cause Audit), PPD and Sponsor agree to no-cost audits as needed. All other Services audits shall be charged according to PPD’s personnel billable rates. All Sponsor representatives shall, in advance of such audit, execute a mutually agreeable confidentiality and non-disclosure agreement with PPD. Notwithstanding the foregoing, Sponsor shall not be permitted to review information that is subject to third party confidentiality obligations, privileged, or not directly related to the performance of the applicable Services. Sponsor and its agents and consultants shall observe all confidentiality obligations concerning all documents, information, data or materials that it comes in contact with in connection with the audit.

11.4 Regulatory Inspections.

a.

Inspections of Investigator Sites. Both parties shall promptly notify the other party of any regulatory inspections of investigator sites of which it becomes aware. Where reasonably practicable and permitted by the relevant regulatory authority, Sponsor will have the right to be present at any inspections which are directly related to the Services. PPD shall reasonably act to secure the cooperation of investigators with respect to regulatory review.

b.

Inspections of PPD. PPD agrees to promptly notify Sponsor of a regulatory inspection of PPD in which Sponsor’s project is the scope of the inspection. Sponsor agrees to provide PPD support during the inspection as needed relative to the Services contracted and Project. PPD agrees to provide updates to Sponsor as to the progress of the inspection relative to the Services and Sponsor project.

c.

Inspection of Sponsor. Sponsor agrees to notify PPD of a regulatory inspection of Sponsor which are directly related to the Services. PPD agrees to provide Sponsor with support relative to the Services. Sponsor agrees to provide PPD with updates of inspection activities relative to the Services. The parties shall review costs associated with participation and shall agree to a reasonable rate of compensation in advance of the performance of any regulatory services.

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11.5 Suspected Scientific Misconduct. Both parties agree to notify the other party of instances of suspected scientific misconduct as it relates to the Services.

11.6 Non-Compliance of Clinical Investigators and Related Parties. Notwithstanding anything to the contrary herein, in the event PPD or Sponsor identify continued non-compliance on the part of the clinical investigator/institution or related supporting staff, Sponsor agrees to support all actions required by PPD procedures/actions to secure compliance. Should the decision be made to terminate or suspend the trial as a result of serious and persistent non-compliance by these parties, Sponsor agrees to report the clinical investigator according to applicable regulatory requirement and authorizes PPD to report in the absence of such appropriate Sponsor action.

12.	DEBARMENT.

PPD represents that, consistent with Section 306(a) and Section 306(b) of the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 335a (a) and 335a (b)), neither it nor any of its Associates and Subcontractors engaged in the performance of Services hereunder, is debarred and PPD will not knowingly hire any debarred individual to perform Services. PPD further warrants that neither it nor any of its Associates and Subcontractors engaged in the performance of Services hereunder, will use in any capacity in connection with the Services, any person who to its knowledge is the subject of a conviction described in 42 U.S.C. § 1320a-7(a) for which a person can be debarred, suspended, or excluded. PPD will Sponsor in writing promptly if it is debarred or it becomes aware of the fact that any of its Associates and Subcontractors performing Services is debarred or is the subject of a conviction described in 42 U.S.C. § 1320a-7(a), or if it is aware of any action, suit, claim, investigation or legal or administrative proceeding is pending, relating to the debarment, suspension, exclusion or conviction of PPD or its Associates and Subcontractors providing Services hereunder.

13.	MISCELLANEOUS.

13.1 Independent Contractor Relationship. The parties hereto are independent contractors, and nothing contained in this Agreement is intended, and shall not be construed, to place the parties in the relationship of partners, principal and agent, employer/employee or joint venturer. Neither party shall have any right, power or authority to bind or obligate the other, nor shall either hold itself out as having such right, power or authority.

13.2 Publicity. Neither party shall mention or otherwise use the name, insignia, symbol, trademark, trade name or logotype of the other party (or any abbreviation or adaptation thereof) in any publication, press release, promotional material or other form of publicity without the prior written approval of the other party in each instance. The restrictions imposed by this Section shall not prohibit a party from making any disclosure identifying the other party that is required by any Applicable Law.

13.3 Publication. PPD may not publish any articles or make any presentations relating to the Services provided to Sponsor hereunder with respect to a Project or referring to data, information or materials generated as part of the Services without the prior written consent of Sponsor.

13.4 Force Majeure. If either party shall be delayed, hindered, or prevented from the performance of any act required hereunder by reason of strike, lockouts, labor troubles, restrictive governmental or judicial orders or decrees, riots, insurrection, war, acts of God, inclement weather, or other cause beyond such party’s reasonable control (each, a “Disability”), then performance of such act shall be excused for the length of time necessary to cure such Disability and resume performance. A party shall not be liable for any delays resulting from a Disability, and any affected timelines may be extended for a period at least equal to that of the Disability. The party incurring the Disability shall provide notice to the other of the commencement and termination of the Disability and reasonably cooperate with the unaffected party to mitigate any potential delay.

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13.5 Notices. Any notice required or permitted to be given hereunder by either party hereto shall be in writing and shall be deemed effectively given or delivered: (i) on the date delivered if delivered personally, (ii) on the first business day after the date sent if sent by recognized overnight courier, (iii) on the date transmitted if sent via facsimile (with confirmation of receipt generated by the transmitting machine), or (iv) on the second business day after the date deposited if mailed by certified mail, return receipt requested, postage prepaid. All notices to each party shall be sent to the address for said party set forth in the applicable Project Addendum. If no address is provided in the Project Addendum, then notices shall be sent to the following address:

If to PPD:	PPD Development, L.P. 929 North Front Street
Wilmington, North Carolina 28401 Attention: CEO
Tel: (910) 251-0081
Fax: (910) 558-5820

If to Sponsor:	inRegen
c/o Twin City Bio LLC 3929 WestPoint BLVD Suite G
Winston-Salem, NC 27103 Attn: Tim Bertram

A party desiring to change its address for notice must give notice of the change to the other party hereto in the form and manner provided in this Section 13.5. Upon the failure of a party to notify the other Party of any change to or discontinuance of an address, any notices sent to the original or discontinued address shall be deemed to have been effectively given.

13.6 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York without reference to its conflicts of laws provisions.

13.7 Severability. If any provision of this Agreement or any Project Addendum is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement or such Project Addendum will not be materially or adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement or such Project Addendum will be construed and enforced as if such illegal, invalid or unenforceable provision had never compromised a part hereof, (c) the remaining provisions of this Agreement or such Project Addendum will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement or such Project Addendum, a legal, valid and enforceable provision as similar in terms as to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the parties herein.

13.8 Waiver. Any term or condition of this Agreement or a Project Addendum may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party hereto of any term or condition of this Agreement or a Project Addendum, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement or such Project Addendum on any future occasion.

13.9 Amendments. No amendment, change or modification to this Agreement or any Project Addendum shall be effective unless in writing and executed by the parties hereto.

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13.10 Assignment. This Agreement and any Project Addendum may not be assigned by either party without the prior written consent of the other party; provided, however, that a party hereto may assign this Agreement or a Project Addendum hereunder to (i) a successor-in-interest to the party’s business or (ii) an Affiliate.

13.11 Subcontracting. In the event that PPD subcontracts all or part of the Services under a Project Addendum to a third party Subcontractor, PPD shall be responsible and retain primary liability for the performance of all obligations of Subcontractors (as defined below). When used in this Agreement, the term “Subcontractor” shall mean and refer to any third party selected, managed and contracted by PPD or to whom PPD has subcontracted or delegated PPD’s obligation to perform any portion of the Services hereunder, but shall exclude (i) investigators and investigative site personnel involved in the performance of a Project; (ii) a third party serving as a member on a data and safety monitoring board or data monitoring committee hereunder; and (iii) third party providers used by PPD at the written request of Sponsor despite the fact that PPD has the ability to perform the subcontracted service either itself or through a PPD Affiliate. Regarding Sponsor-requested subcontractors, PPD shall be liable to Sponsor only to the extent that PPD was negligent in fulfilling any contracting, validation, management and/or oversight responsibilities in respect to such third-party. Sponsor shall have the ability to approve PPD’s use of any subcontractor prior to the assignment of any such Services by PPD.

13.12 Arbitration. Except for disputes regarding breaches of Section 5 and the right to pursue the remedies set forth in Section 5.7 above, the parties may submit any dispute arising hereunder to binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). The arbitration shall be conducted in Winston-Salem, North Carolina. The decision of the arbitrator or arbitration panel shall be final and binding upon the parties hereto and shall be enforceable by any court of competent jurisdiction. By agreeing to arbitration, the parties do not intend to deprive any competent court of such court’s jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of the arbitration proceedings and the enforcement of any award or judgment. Without prejudice to such provisional remedies in aid of arbitration as may be available under the jurisdiction of a national court, the court of arbitration shall have full authority to grant provisional remedies and to award damages for failure of any party to respect the court of arbitration’s order to that effect. The parties will keep the arbitration confidential and that the existence of the arbitration proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, the AAA, the parties, their counsel, accountants and auditors, insurers and re-insurers, and any person or entity necessary to the conduct of the proceeding. The confidentiality obligations in this Section 13.12 shall not apply (i) if disclosure is required by law, or in judicial or administrative proceedings, or (ii) as far as disclosure is necessary to enforce the rights arising out of the arbitration award. Without otherwise limiting the requirements imposed by this Section 13.12, a party may seek from any court having jurisdiction any interim or provisional relief that may be necessary to protect its interests hereunder, pending the resolution of any dispute in accordance with this Section 13.12.

13.13 Construction. Except where the context otherwise requires, wherever used the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders, the word “or” is used in the inclusive sense, and “including” means including, without limitation. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The language of this Agreement shall be deemed to be the language mutually chosen by the parties and no rule of strict construction shall be applied against either party hereto.

13.14 MedDRA and WHODrug Dictionary License. The parties acknowledge that MedDRA and Uppsala Monitoring Centre product licenses are required by all parties who wish to distribute or receive MedDRA or WHODrug dictionary terminology. Each party represents and warrants that it possesses a current MedDRA and/or Uppsala Monitoring Centre product license. In the event Sponsor requests that PPD perform services which require PPD to distribute MedDRA terminology or WHODrug dictionary to third parties, Sponsor shall be responsible for ensuring that all such third parties possess the necessary MedDRA and/or Uppsala Monitoring Centre product licenses.

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13.15 Counterparts and Electronic Signatures. This Agreement, any Project Addendum hereunder, and all associated amendments may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Each party may execute this Agreement, any Project Addendum, and all amendments by electronic signature (whatever form the electronic signature takes) or in Portable Document Format (or other file format) sent by electronic means. Signatures of authorized signatories of the parties completed by electronic signature or sent by electronic means in Portable Document Format shall have the same force and effect as manual signatures, shall be valid and binding, and, upon delivery, shall constitute due execution of this Agreement, any Project Addendum, or any amendments hereunder.

13.16 Representative. With regard to any Project conducted under this Agreement, Sponsor shall not name any PPD employee, contractor, or other PPD representative on Line 16 of Form FDA 1571. Sponsor acknowledges and understands that if Sponsor desires that any PPD employee, contractor, or other PPD representative be named as the Senior Medical Officer in Canada on Line 89 of Form HC/SC 3011 or in any similar capacity for clinical trials conducted in other countries, Sponsor must first submit such a request to PPD in writing for the performance of services pursuant to such naming, including, without limitation, responsibility for review and evaluation of information relevant to the safety of the study drug. If PPD agrees to perform such services, the parties shall enter into good faith negotiations and enter into either a separate agreement or written amendment to the applicable Project Addendum prior to PPD initiating the services.

13.17 Economic Sanctions and Trade Embargoes. Sponsor represents and warrants that (i) neither Sponsor nor Sponsor’s directors or officers are subject to economic sanctions and trade embargoes; (ii) Sponsor is not 50% or more owned, directly or indirectly, by individuals or entities that are subject to economic sanctions or trade embargoes; and (iii) Sponsor will not request PPD to provide any services that would cause PPD to violate any economic sanctions or trade embargoes. PPD represents and warrants that (i) neither PPD nor its Affiliates, nor its or their directors or officers are subject to economic sanctions and trade embargoes; (ii) PPD is not 50% or more owned, directly or indirectly, by individuals or entities that are subject to economic sanctions or trade embargoes; and (iii) PPD will not violate any economic sanctions or trade embargoes in connection with the Services.

13.18 Clinical Trial Supply. Sponsor acknowledges that in certain jurisdictions PPD may, at Sponsor’s request, act as importer of record (“IoR”) for the study by the operation of the laws or regulations or engaged by Sponsor to provide clinical trial supply management services. Where PPD acts as the IoR, clinical trial supply process shall follow PPD’s guidelines and the Incoterms for the goods arriving into a jurisdiction shall be decided by PPD. If Sponsor uses its own logistics vendors for the study, Sponsor shall make sure its logistics vendors follow PPD’s guidelines and adopt the Incoterms as designated by PPD. Sponsor shall bear or reimburse PPD for all the costs PPD may incur as IoR including without limitation all applicable customs duties, taxes, and government levies.

Where PPD recovers import VAT (or other tax) on behalf of Sponsor, fees shall be charged to Sponsor net of such VAT (or such other tax). Notwithstanding the foregoing, Sponsor agrees that if such import VAT (or other tax) is subsequently determined by a tax authority, during an audit or otherwise, to not be recoverable by PPD, Sponsor agrees that it will indemnify PPD and hold PPD harmless for all losses, claims and demands (including but not limited to such irrecoverable tax) in connection thereto, except to the extent arising out of PPD’s negligence or willful misconduct or fraud. The indemnity under this clause shall survive the expiration or early termination of this Agreement.

13.19 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior negotiations, representations or agreements, either written or oral, with respect to the subject matter hereof

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IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto by their duly authorized officers as of the date of last signature below.

PPD DEVELOPMENT, L.P. BY: PPD GP, LLC		INREGEN
ITS: GENERAL PARTNER

By:	/s/ William Sharbaugh	By:	/s/ Timothy A Bertram
Name:	William Sharbaugh	Name:	Timothy A Bertram
Title:	Chief Operating Officer	Title:	CEO
Date:	01-May-2019	Date:	30 April 2019